EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8793	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces Fiscal 2011
First-Quarter Financial Results

GRAND RAPIDS, MICHIGAN-July 28, 2010-Spartan Stores, Inc., (Nasdaq:SPTN) today reported financial results for its 12-week first quarter ended June 19, 2010.

First Quarter Results

Consolidated net sales for the 12-week first quarter were $577.2 million compared with $596.0 million in the same period last year. The decline in net sales was due to lower retail and distribution sales driven by the prevailing economic and competitive conditions, retail price deflation and previously sold or closed stores, partially offset by higher fuel sales and new store openings.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter were $23.0 million, or 4.0 percent of net sales, compared with $24.9 million, or 4.2 percent of net sales in the same period last year.

Excluding first-quarter net pretax charges of $0.8 million principally related to the Company's warehouse consolidation initiative and $0.6 million of pretax restructuring and asset impairment costs related to a store closing recorded in last year's first-quarter, adjusted first-quarter operating earnings were $14.1 million compared with $15.7 million last year. As reported, first-quarter operating earnings were $13.3 million compared with $15.1 million last year.

"Despite the continued economic and market challenges, our earnings were better than expected, and we were able to achieve Adjusted EBITDA that is among our highest first-quarter levels," stated Dennis Eidson, Spartan's President and Chief Executive Officer. "While consumer purchasing behavior seems to be stabilizing, consumers remain conservative relative to spending. This factor, along with continued retail price deflation, is causing us to remain cautious in the near term. During this uncertain economic period, we remain steadfast in our commitment to further improve operating efficiency and our value proposition with consumers."

Earnings from continuing operations for the quarter, excluding the previously mentioned net charge for restructuring and asset impairment costs each year, were $6.5 million, or $0.29 per diluted share, compared with $7.2 million, or $0.32 per diluted share last year. As reported, first-quarter earnings from continuing operations were $6.1 million, or $0.27 per diluted share, compared with $6.8 million, or $0.31 per diluted share last year.

First-quarter gross profit margin decreased 10 basis points to 21.9 percent from 22.0 percent in the same period last year. The decline was due to lower supermarket margins and a higher mix of fuel sales in this year's first quarter compared with the prior year, which was mostly offset by a $1.8 million pretax benefit. This benefit consisted of a LIFO inventory valuation credit due to lower inventory levels subsequent to the warehouse consolidation initiative. This credit was partially offset by lower inventory purchase-related discounts.

Operating expenses totaled $113.3 million, or 19.6 percent of sales, compared with $115.9 million, or 19.5 percent of sales in the year-ago quarter. As a percentage of sales, the increase in operating expenses was due primarily to a first-quarter $2.6 million pretax provision for asset impairment and exit costs related to the warehouse consolidation initiative and an individual store impairment charge. Excluding the charge, operating expenses decreased to 19.2 percent of sales due to the higher mix of fuel sales, improved store labor productivity, cost containment initiatives and distribution operating efficiency improvements, which were partially offset by higher healthcare and debit/credit card expenses.

Operating Segments

Distribution Segment

Distribution segment net sales in the first quarter were $245.3 million compared with $253.4 million in the same period last year. The sales decline was primarily attributable to the prevailing economic conditions.

First-quarter adjusted distribution segment operating earnings, excluding the segment's share of the charge ($0.6 million), were $8.6 million compared with $7.8 million in the same period last year. As reported, first-quarter distribution segment operating earnings were $8.0 million. The improvement in operating earnings was due primarily to a better sales mix and operating efficiency improvements. The net pretax charges related to the warehouse consolidation initiative consist of a $1.8 million benefit discussed above, offset by $2.4 million of restructuring and asset impairment costs related to lease and other costs necessary to close the Company's Plymouth, Michigan distribution facility.

Retail Segment

Retail segment net sales in the first quarter were $332.0 million compared to $342.7 million in the same period last year. The sales decline was due primarily to lower comparable store sales and the loss of $6.4 million in sales related to the four stores that were closed or sold since last year's first quarter. The segment sales decline was partially offset by an increase in the number of fuel centers in operation, a higher average retail fuel price per gallon sold, one new D&W Fresh Market store that opened mid quarter and a replacement store that opened in last year's third quarter. Comparable store sales for the quarter, excluding fuel centers, declined 6.1 percent as a result of the current economic conditions, competitive market activity and retail price deflation.

First-quarter adjusted retail operating earnings, excluding the pretax provision for asset impairment and exit costs charges of $0.2 million this year and $0.6 million last year, were $5.5 million compared with $7.9 million in the prior year period. As reported, first-quarter retail segment operating earnings were $5.3 million compared with $7.3 million in the same period last year. The decline in operating earnings was primarily the result of lower comparable store sales, higher healthcare expenses and debit/credit card transaction fees. Start-up costs related to store openings were approximately $0.8 million in both the first quarter of fiscal 2011 and the corresponding period last year.

Balance Sheet and Cash Flow

Net cash generated from operating activities for the first quarter was $11.4 million compared with $16.5 million during the same period last year. The change was due to the timing of payments for accounts payable, partially offset by a lower inventory investment.

During the quarter, the Company repurchased $12.3 million in principal amount of its outstanding convertible senior notes for approximately $10.7 million. The reduction in outstanding convertible senior notes is expected to lower annual interest expense by approximately $0.7 million.

As of June 19, 2010, total long-term debt (including current maturities and capital lease obligations) decreased $5.4 million to $179.9 million from $185.3 million at the end of the fourth quarter. The Company's financial position improved with a total long-term debt-to-capital ratio of 0.39 to 1.0 at the end of the first quarter and a debt-to-EBITDA ratio on an annual Adjusted EBITDA basis of 1.77 to 1.0.

Mr. Eidson continued, "During the first quarter, we were very pleased to open our newest D&W Fresh Market flagship store. Located in Grand Rapids, the 50,000 square foot store represents a state-of-the-art facility and a unique shopping experience. Time-strapped customers who appreciate high quality foods, services and a great shopping experience have been impressed with our store offerings and the attractive food and product presentations. This store represents a strong market fill-in opportunity and a one-of-a kind shopping experience in the Grand Rapids market. We also remain on track to open a new replacement store early in the third quarter.

"In addition, we began to realize the expected operational efficiency improvements and benefits of lower inventory levels from our warehouse consolidation initiative during the quarter. Although we drew down our warehouse inventory levels, we did not realize its full benefits, as the current sales environment extended the sell through period for these items. Consequently, we expect to realize additional benefits, which will be reflected as a LIFO credit, from the continued inventory draw down during the second quarter."

Outlook

"We expect to continue generating strong cash flow, while strengthening our balance sheet and further improving operating efficiency and our consumer value proposition during the fiscal year," stated Mr. Eidson.

"The near-term economic and market conditions are likely to remain challenging as we progress through this period of heightened economic uncertainty and fragile consumer confidence. We remain encouraged by the lower rate of retail price deflation, but are somewhat less confident about overall near-term inflationary trends. Despite the near-term challenges, we expect a more favorable operating environment to develop late in the second half of fiscal 2011, as we continue to cycle the remaining competitive supercenter openings from last year, as our loyalty card program gains more traction, and as we realize the additional benefits and operating efficiencies from our warehouse consolidation initiative.

"We expect retail comparable store sales (excluding fuel centers) to improve on a sequential quarter basis during the remainder of the fiscal year," said Mr. Eidson. "We also expect comparable store sales for fiscal 2011's second quarter to improve modestly compared with the first quarter results. Core distribution sales for the second quarter are expected to decline relative to the same period last year at a slightly lower rate than that reported in the first quarter.

"From an earnings perspective, excluding any incremental LIFO benefit related to the warehouse consolidation initiative, we anticipate that the second quarter net earnings will be slightly below last year's performance and gradually improve as the year progresses and that fiscal 2011's full-year performance will exceed fiscal 2010's.

"As mentioned earlier, some of our anticipated LIFO inventory reduction benefit will move to the second quarter. We now expect to realize an approximate $0.3 million to $0.5 million after tax benefit in the second quarter due to the revised estimates of the total inventory reduction and final completion of the warehouse consolidation initiative.

"We expect capital expenditures for fiscal 2011 to range from $30 million to $35 million, with depreciation and amortization ranging from $36.5 million to $38.0 million and total interest expense to approximate $15.0 million to $15.5 million," concluded Mr. Eidson.

Conference Call

A telephone conference call to discuss the Company's first-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, July 29, 2010. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's eleventh largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan.

The Company distributes more than 40,000 private-label and national brand products to approximately 365 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 97 retail supermarkets in Michigan, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, Felpausch Food Centers and VG's Food and Pharmacy.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "guidance", "initiative", "opportunities", "potential trends", "outlook", "schedule", or "strategy"; that an event or trend "will" or "should" occur or "continue" or is "likely" or that Spartan Stores or its management "anticipates", "believes", "expects", "looks for", is "working" to, "plans" or is "confident" of a particular result. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize growth opportunities, expand our customer base, effectively implement and achieve the expected benefits of capital investments, warehouse consolidation and store openings, successfully respond to the weak economic environment and changing consumer behavior, anticipate and successfully respond to openings of competitors' stores, achieve expected sales, cash flows, operating effectiveness and earnings, implement plans, programs and strategies, reduce debt, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the risk factors to which Spartan Stores is exposed and other factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)
(Unaudited)

	First Quarter Ended
	(12 weeks)	(12 weeks)
	June 19, 2010	June 20, 2009

Net sales	$577,237	$596,027
Cost of sales	450,548	465,013
Gross margin	126,689	131,014

Operating expenses
Selling, general and administrative	102,845	107,186
Restructuring and asset impairment costs	2,582	601
Depreciation and amortization	7,835	8,012
Loss on disposal of assets	80	124
Total operating expenses	113,342	115,923

Operating earnings	13,347	15,091

Non-operating expense (income)
Interest expense	3,429	3,663
Other, net	(50)	(23)
Total non-operating expense, net	3,379	3,640

Earnings before income taxes and discontinued operations	9,968	11,451
Income taxes	3,893	4,607

Earnings from continuing operations	6,075	6,844

(Loss) earnings from discontinued operations, net of taxes	(88)	15

Net earnings	$5,987	$6,859

Basic earnings per share:
Earnings from continuing operations	$0.27	$0.31
(Loss) earnings from discontinued operations	-	-
Net earnings	$0.27	$0.31

Diluted earnings per share:
Earnings from continuing operations	$0.27	$0.31
(Loss) earnings from discontinued operations	(0.01)	-
Net earnings	$0.26	$0.31

Weighted average number of shares outstanding:
Basic	22,528	22,296
Diluted	22,607	22,375

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 19, 2010	Mar. 27, 2010
ASSETS
Current assets
Cash and cash equivalents	$6,441	$9,170
Accounts receivable, net	53,639	54,529
Inventories	127,545	117,514
Other current assets	14,241	14,982
Total current assets	201,866	196,195

Other assets
Goodwill, net	247,826	247,916
Other, net	61,070	61,409
Total other assets	308,896	309,325
Property and equipment, net	245,568	247,961
Total assets	$756,330	$753,481

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$121,864	$114,549
Accrued payroll and benefits	28,582	31,983
Other accrued expenses	18,107	20,838
Current portion of restructuring costs	8,383	8,877
Current maturities of long-term debt and capital lease obligations	4,191	4,209
Total current liabilities	181,127	180,456

Long-term liabilities
Other long-term liabilities	94,753	90,993
Restructuring costs	26,459	27,061
Long-term debt and capital lease obligations	175,714	181,066
Total long-term liabilities	296,926	299,120

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 22,625 and 22,450 shares outstanding	168,683	166,577
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Deferred stock-based compensation	(10,617)	(8,352)
Accumulated other comprehensive loss	(13,299)	(12,973)
Retained earnings	133,510	128,653
Total shareholders' equity	278,277	273,905
Total liabilities and shareholders' equity	$756,330	$753,481

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Year-to-Date
	(12 weeks) June 19, 2010	(12 weeks) June 20, 2009

Net cash provided by operating activities	$11,447	$16,491

Net cash used in investing activities	(6,226)	(10,507)

Net cash used in financing activities	(7,442)	(3,863)

Net cash used in discontinued operations	(508)	(838)

Net (decrease) increase in cash and cash equivalents	(2,729)	1,283

Cash and cash equivalents at beginning of period	9,170	6,519

Cash and cash equivalents at end of period	$6,441	$7,802

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	First Quarter Ended
	(12 weeks) June 19, 2010	(12 weeks) June 20, 2009
Retail Segment:

Net Sales	$331,962	$342,660
Operating Earnings	$5,362	$7,326

Distribution Segment:

Net Sales	$245,275	$253,367
Operating Earnings	$7,985	$7,765

SPARTAN STORES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION AND AMORTIZATION (A NON-GAAP FINANCIAL MEASURE)
(in thousands)
(unaudited)

	First Quarter Ended (12 weeks)
	June 19, 2010	June. 20, 2009
Consolidated:
Net earnings	$5,987	$6,859
Plus:
Discontinued operations	88	(15)
Income taxes	3,893	4,607
Total other income and expenses	3,379	3,640
Operating earnings	$13,347	$15,091
Plus:
Depreciation and amortization	7,835	8,012
LIFO (income)	(1,808)	(90)
Restructuring and asset impairment costs	2,582	601
Non-cash stock compensation and other charges	1,078	1,311
Adjusted EBITDA	$23,034	$24,925

Retail Segment:
Operating earnings	$5,362	$7,326
Plus:
Depreciation and amortization	5,964	5,858
LIFO expense	100	110
Restructuring and asset impairment costs	150	601
Non-cash stock compensation and other charges	70	(32)
Adjusted EBITDA	$11,646	$13,863

Distribution Segment:
Operating earnings	$7,985	$7,765
Plus:
Depreciation and amortization	1,871	2,154
LIFO (income)	(1,908)	(200)
Restructuring and asset impairment costs	2,432	-
Non-cash stock compensation and other charges	1,008	1,343
Adjusted EBITDA	$11,388	$11,062

Notes: Consolidated Adjusted EBITDA is a non-GAAP financial measure that is defined under the terms of our credit facility as Net earnings from continuing operations plus depreciation and amortization, and other non-cash charges including imputed interest, deferred (stock) compensation, LIFO expense and costs associated with the closing of operational locations, plus interest expense and the provision for income taxes to the extent deducted in the computation of Net Earnings.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Adjusted EBITDA information has been included as one measure of the Company's operating performance and historical ability to service debt. The Company believes investors find the information useful because it reflects the resources available for strategic investments including, for example, capital needs of the business, strategic acquisitions and debt service. Our definition of Adjusted EBITDA may not be identical to similarly titled measures reported by other companies.